Exhibit 10.4

SECOND AMENDMENT TO

HYATT HOTELS CORPORATION

SPECIAL RESTRICTED STOCK UNIT AWARD AGREEMENTS

WHEREAS, Hyatt Hotels Corporation (the “Company”) has entered into certain Special Restricted Stock Unit Award Agreements pursuant to which the Company awarded certain employees the right to receive shares of common stock of the Company on the dates specified in such agreements (“RSU Agreements”);

WHEREAS, the Company desires to amend the restrictive covenants set forth in the RSU Agreements; and

WHEREAS, to the extent not defined herein, capitalized terms shall have the meaning ascribed to them in the RSU Agreements;

WHEREAS, this Second Amendment shall apply to all RSU Agreements as in effect on September 12, 2010, other than the RSU Agreement with Mark S. Hoplazmazian with a grant date of May 2, 2008, which is subject to a separate similar amendment.

NOW, THEREFORE, the RSU Agreements are hereby amended effective as of September 12, 2010 by deleting the penultimate sentence in the Section entitled “Nonsolicitation & Noncompetition Covenants” and replacing it with the following:

“In the event of a material breach of the Covenants, the Participant shall forfeit all unvested Awards made under the Plan; and, additionally, (i) in the event of a material breach of the Covenants during the Participant’s employment, the Participant shall forfeit any vested Award made under the Plan that vested within a one (1) year period prior to the date of the material breach; and (ii) in the event of a material breach of the Covenants after the Participant’s Termination of Service, the Participant shall forfeit any vested Award made under the Plan that vested within a one (1) year period prior to the date of the Participant’s Termination of Service.”

In all other regards the RSU Agreements shall remain in full force and effect.

HYATT HOTELS CORPORATION

By:
Its:

Dated:                     , 2010